Exhibit 99.2

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 10, 2017--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended July 29, 2017. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

26 Week Results

Dillard’s reported net income for the 26 weeks ended July 29, 2017 of $49.2 million, or $1.62 per share, compared to net income of $89.5 million, or $2.55 per share, for the prior year 26-week period.

Net sales for the 26 weeks ended July 29, 2017 and the 26 weeks ended July 30, 2016 were $2.845 billion and $2.956 billion, respectively.  Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).  Total merchandise sales (which excludes CDI) for the 26-week period ended July 29, 2017 were $2.770 billion and $2.853 billion for the 26-week period ended July 30, 2016. Total merchandise sales decreased 3% for the 26-week period ended July 29, 2017. Sales in comparable stores for the period decreased 2%.

Second Quarter Results

Dillard’s reported a net loss for the 13 weeks ended July 29, 2017 of $17.1 million, or $0.58 per share, compared to net income of $12.1 million, or $0.35 per share, for the prior year second quarter.

Net sales for the 13 weeks ended July 29, 2017 and the 13 weeks ended July 30, 2016 were $1.427 billion and $1.452 billion, respectively.

Total merchandise sales for the 13-week period ended July 29, 2017 were $1.385 billion and $1.403 billion for the 13-week period ended July 30, 2016. Total merchandise sales decreased 1% for the 13-week period ended July 29, 2017. Sales in comparable stores for the period decreased 1%.  Sales increased slightly in ladies’ apparel.  Sales were consistent with the company trend in juniors’ and children’s apparel, ladies’ accessories and lingerie and men’s apparel and accessories.  Sales in shoes were slightly below trend.  Below trend performances were noted in cosmetics and home and furniture.  Sales were slightly above trend in the Eastern region, consistent with trend in the Western region and below trend in the Central region.

Dillard’s Chief Executive Officer, William T. Dillard, commented on the quarter, “Significant markdowns led to a disappointing loss as we dealt with inventory, which was up 2% at quarter end.”

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 235 basis points of sales for the 13 weeks ended July 29, 2017 compared to the prior year second quarter primarily due to increased markdowns.  Consolidated gross margin for the 13 weeks ended July 29, 2017 declined 217 basis points of sales compared to the prior year second quarter.  Inventory increased 2% at July 29, 2017 compared to July 30, 2016.

Selling, General & Administrative Expenses

Selling, general and administrative expenses (“operating expenses”) were $401.6 million (28.2% of sales) and $395.0 million (27.2% of sales) during the 13 weeks ended July 29, 2017 and July 30, 2016, respectively.  The increase in operating expenses is primarily due to increased selling payroll and services purchased.

Share Repurchase

During the 13 weeks ended July 29, 2017, the Company purchased $69.5 million (1.4 million shares) of Class A Common Stock under its $500 million share repurchase program.  During the year-to-date period ended July 29, 2017, the Company purchased $160.6 million (3.1 million shares) under the program.  As of July 29, 2017, authorization of $93.2 million remained under the program.  Total shares outstanding (Class A and Class B Common Stock) at July 29, 2017 and July 30, 2016 were 29.1 million and 34.3 million, respectively.

Credit Facility

The Company announced that it has amended and extended into a new $800 million senior unsecured revolving credit facility consistent with the Company’s liquidity needs.  A $200 million expansion option remains in place and pricing is unchanged.  The new maturity date is August 9, 2022.

Store Information

The Company operates 268 Dillard’s locations and 25 clearance centers spanning 29 states and an Internet store at www.dillards.com.  Total square footage at July 29, 2017 was 49.1 million square feet.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	July 29, 2017		July 30, 2016		July 29, 2017		July 30, 2016
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,427.2	100.0%	$1,452.4	100.0%	$2,845.3	100.0%	$2,955.7	100.0%
Service charges and other income	36.6	2.6	36.3	2.5	71.4	2.5	71.8	2.4
	1,463.8	102.6	1,488.7	102.5	2,916.7	102.5	3,027.5	102.4

Cost of sales	1,007.1	70.6	993.4	68.4	1,877.1	66.0	1,931.9	65.4
Selling, general and administrative expenses	401.6	28.2	395.0	27.2	800.1	28.1	793.5	26.8
Depreciation and amortization	59.9	4.2	60.6	4.2	119.9	4.2	121.2	4.1
Rentals	6.5	0.5	5.9	0.4	12.7	0.4	11.9	0.4
Interest and debt expense, net	15.8	1.1	16.0	1.1	31.5	1.1	31.7	1.1
Gain on disposal of assets	—	0.0	0.8	0.1	—	0.0	0.9	0.0
(Loss) income before income taxes	(27.1)	(1.9)	18.6	1.3	75.4	2.7	138.2	4.7
Income taxes (benefit)	(10.0)		6.5		26.2		48.7
Net (loss) income	$(17.1)	(1.2)%	$12.1	0.8%	$49.2	1.7%	$89.5	3.0%

Basic and diluted (loss) earnings per share	$(0.58)		$0.35		$1.62		$2.55
Basic and diluted weighted average shares	29.4		34.5		30.3		35.1

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	July 29, 2017	July 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$135.1	$128.3
Accounts receivable	39.2	41.2
Merchandise inventories	1,527.4	1,499.3
Federal and state income taxes	20.3	22.0
Other current assets	37.9	45.9
Total current assets	1,759.9	1,736.7

Property and equipment, net	1,733.5	1,851.8
Other assets	255.9	254.5

Total Assets	$3,749.3	$3,843.0

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$873.6	$760.6
Current portion of long-term debt and capital leases	249.1	3.2
Total current liabilities	1,122.7	763.8

Long-term debt and capital leases	368.8	617.7
Other liabilities	238.9	242.1
Deferred income taxes	216.2	250.7
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,602.7	1,768.7

Total Liabilities and Stockholders’ Equity	$3,749.3	$3,843.0

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	26 Weeks Ended
	July 29, 2017	July 30, 2016
Operating activities:
Net income	$49.2	$89.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	121.0	122.4
Gain on disposal of assets	—	(0.9)
Changes in operating assets and liabilities:
Decrease in accounts receivable	9.0	5.9
Increase in merchandise inventories	(121.0)	(124.8)
Increase in other current assets	(0.7)	(0.7)
Decrease in other assets	2.4	1.0
Increase in trade accounts payable and accrued expenses and other liabilities	35.8	77.1
Decrease in income taxes	(73.6)	(82.8)
Net cash provided by operating activities	22.1	86.7

Investing activities:
Purchase of property and equipment	(63.0)	(42.0)
Proceeds from disposal of assets	0.1	1.0
Proceeds from insurance	1.9	—
Distribution from joint venture	0.9	—
Net cash used in investing activities	(60.1)	(41.0)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(2.8)	(2.8)
Cash dividends paid	(4.5)	(5.0)
Purchase of treasury stock	(166.6)	(112.5)
Net cash used in financing activities	(173.9)	(120.3)

Decrease in cash and cash equivalents	(211.9)	(74.6)
Cash and cash equivalents, beginning of period	347.0	202.9
Cash and cash equivalents, end of period	$135.1	$128.3

Non-cash transactions:
Accrued capital expenditures	$3.9	$3.6
Stock awards	0.9	0.9

Estimates for 2017

The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 3, 2018 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2017	2016
	Estimated	Actual
Depreciation and amortization	$240	$244
Rentals	28	26
Interest and debt expense, net	63	63
Capital expenditures	125	105

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws.  The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions.  Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2017, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:

Dillard’s, Inc.

Julie Johnson Bull

501-376-5965

julie.bull@dillards.com